                                                                   Exhibit 10.10


                                               CONFIDENTIAL MATERIAL OMITTED AND
                                            FILED SEPARATELY WITH THE SECURITIES
                                                        AND EXCHANGE COMMISSION.
                                                ASTERISKS DENOTE SUCH OMISSIONS.







             SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT



                              ELAN CORPORATION, PLC
         (ACTING THROUGH ITS DIVISION ELAN PHARMACEUTICAL TECHNOLOGIES)

                                       AND

                        ELAN INTERNATIONAL SERVICES, LTD.

                                       AND

                        ELAN PHARMA INTERNATIONAL LIMITED

                                       AND

                                 ATHERSYS, INC.

                                       AND

                               ATHERSYS NEWCO LTD

                                      INDEX


CLAUSE 1    DEFINITIONS

CLAUSE 2    BUSINESS

CLAUSE 3    REPRESENTATIONS AND WARRANTIES

CLAUSE 4    AUTHORIZATION AND CLOSING

CLAUSE 5    DIRECTORS; MANAGEMENT AND R&D COMMITTEES

CLAUSE 6    THE BUSINESS PLAN AND REVIEWS

CLAUSE 7    RESEARCH AND DEVELOPMENT

CLAUSE 8    COMMERCIALIZATION

CLAUSE 9    SUBLICENSE AND ASSIGNMENT RIGHTS

CLAUSE 10   OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

CLAUSE 11   INTELLECTUAL PROPERTY RIGHTS

CLAUSE 12   EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

CLAUSE 13   REGULATORY

CLAUSE 14   MANUFACTURING

CLAUSE 15   TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 16   AUDITORS, BANKERS, REGISTERED OFFICE,
            ACCOUNTING REFERENCE DATE; SECRETARY

CLAUSE 17   TRANSFER OF SHARES; RIGHTS OF FIRST OFFER; TAG ALONG RIGHTS;
            DRAG ALONG RIGHTS

CLAUSE 18   MATTERS REQUIRING PARTICIPANTS' APPROVAL

CLAUSE 19   DISPUTES

CLAUSE 20   TERMINATION

CLAUSE 21   SHARE RIGHTS

CLAUSE 22   CONFIDENTIALITY

CLAUSE 23   COSTS

CLAUSE 24   GENERAL

THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT (the "Agreement") is made and entered into this 21st day of October, 1999.

BETWEEN:

(1) ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, acting through its division Elan Pharmaceutical Technologies and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("ELAN, PLC");

(2) ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda that is wholly owned by Elan, plc, and having its registered office at Clarendon House, Church St., Hamilton, Bermuda ("EIS");

(3) ELAN PHARMA INTERNATIONAL LIMITED a private limited company incorporated under the laws of Ireland that is wholly owned by Elan, plc, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland ("EPIL");

(4) ATHERSYS, INC., a corporation duly incorporated and validly existing under the laws of Delaware and having its principal place of business at 11000 Cedar Avenue, Cleveland, Ohio 44106 ("ATHERSYS"); and

(5) ATHERSYS NEWCO LTD. a Bermuda exempted limited liability company incorporated under the laws of Bermuda by EIS and Athersys on the 18th day of October, 1999 and having its registered office at Clarendon House, Church St., Hamilton, Bermuda ("NEWCO").

RECITALS:

A. Newco desires to issue and sell to the Stockholders (as defined below), and the Stockholders desire to purchase from Newco, for aggregate consideration of $15,000,000, apportioned between them as set forth herein, 12,000 ordinary shares of Newco's common stock, par value $1.00 per share (the "COMMON STOCK"), to Athersys and 2,980 shares of Newco's non-voting convertible preferred stock, par value $1.00 per share (the "Preferred Stock"), to EIS.

B. As of the date hereof, Elan, plc and EPIL have entered into a license agreement with Newco, and Athersys has entered into a license agreement with Newco, in connection with the license to Newco of the Elan Intellectual Property and the Athersys Intellectual Property, respectively (each as defined below).

C. Elan, plc, EPIL and Athersys have agreed to co-operate in the research, development and commercialization of the Products solely for use in the Field based on their certain respective technologies.

D. Elan and Athersys have agreed to enter into this Agreement to establish the terms and conditions regulating their relationship with each other, with respect to the Licensed Technologies and with Newco.

In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IT IS HEREBY AGREED AS FOLLOWS:


                                    CLAUSE 1

                                   DEFINITIONS

1.1. In addition to the terms defined elsewhere in this Agreement, the following terms shall, unless the context clearly requires otherwise, have the following meanings respectively.

         "AAA" shall mean the American Arbitration Association.

         "AFFILIATE" shall mean, with respect to Elan, EIS, Athersys or Newco, any corporation or entity (other than Newco and entities controlled by Newco) controlling, controlled by or under the common control with such Party, as the case may be, and, with respect to Newco, any corporation or entity under control of Newco. For the purpose of this definition, "control" shall mean (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors, or (b) the actual ability to control and direct the management of the applicable entity. Notwithstanding the previous two sentences, it is understood that Newco shall not be deemed to be an Affiliate of Elan or EIS for the purposes of this Agreement.

         "AGREEMENT" shall mean this Subscription, Joint Development And Operating Agreement, together with the Recitals and the Schedules hereto.

         "ATHERSYS DIRECTORS" has the meaning set forth in Clause 5.

         "ATHERSYS IMPROVEMENTS" has the meaning assigned thereto in the Athersys License Agreement.

         "ATHERSYS INTELLECTUAL PROPERTY" has the meaning assigned thereto in the Athersys License Agreement.

         "ATHERSYS LICENSE AGREEMENT" shall mean the License Agreement between Athersys and Newco, of even date herewith, a copy of which is attached hereto in Schedule 2.

         "ATHERSYS PATENT RIGHTS" has the meaning assigned thereto in the Athersys License Agreement.

         "ATHERSYS SECURITIES PURCHASE AGREEMENT" shall mean that certain Securities Purchase Agreement of even date herewith, by and between Athersys and EIS.

         "BOARD" shall mean the board of directors of Newco.

         "BUSINESS" shall mean the research, development and Commercialization activities and business of Newco with respect to Products, as specified in the Business Plan.

         "BUSINESS PLAN" shall mean the plan and program for the research, development and Commercialization of Products by Newco during a particular Financial Year, established by the Management Committee and approved by the Board as provided in Clause 6.1, as such plan may be amended, updated and/or modified as provided in Clause 6.2.

         "CERTIFICATE OF INCORPORATION" shall mean that certain Amended and Restated Certificate of Incorporation of Athersys as on file with the Delaware Secretary of State as of the Effective Date hereof, which includes the preferences and rights of the Class E Preferred Stock of Athersys.

         "CLOSING" shall mean the completion of execution and delivery by the Parties of all the Transaction Documents and the closing of the transactions effected thereby.

         "CLOSING DATE" shall mean the date of the Closing.

         "COMMERCIALIZATION" shall mean the manufacture, have manufactured, promotion, distribution, import, use, marketing and sale of the Products, by or on behalf of Newco, for use in the Field.

         "COMMON STOCK EQUIVALENTS" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Stock.

         "CONVERTIBLE NOTE" shall mean that certain convertible promissory note, of even date herewith, by and between Athersys and EIS.

         "DIRECTORS" shall mean, at any time, the directors of Newco.

         "EIS DIRECTOR" has the meaning set forth in Clause 5.

         "ELAN" shall mean Elan, plc and EPIL.

         "ELAN IMPROVEMENTS" has the meaning assigned thereto in the Elan License Agreement.

         "ELAN INTELLECTUAL PROPERTY" has the meaning assigned thereto in the Elan License Agreement.

         "ELAN LICENSE AGREEMENT" shall mean the license agreement between Elan, plc, EPIL and Newco, of even date herewith, attached hereto in Schedule 1.

         "ELAN PATENT RIGHTS" has the meaning assigned thereto in the Elan License Agreement.

         "ENCUMBRANCE" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

         "EXCHANGE RIGHT" has the meaning assigned to such term in the Certificate of Incorporation.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "FIELD" shall mean the subcutaneous administration of the Selected Protein produced using RAGE via the MEDIPAD(R) Drug Delivery System to treat the Selected Indication.

         "FINANCIAL YEAR" shall mean a year commencing on January 1 (or in the case of the first Financial Year, the date hereof) and expiring on December 31 of such year.

         "FULLY DILUTED COMMON STOCK" shall mean all of the issued and outstanding Common Stock, assuming the conversion, exercise or exchange of all outstanding Common Stock Equivalents.

         "FUNDING AGREEMENT" shall mean the Funding Agreement, dated as of the date hereof, between EIS and Athersys.

                                               CONFIDENTIAL MATERIAL OMITTED AND
                                            FILED SEPARATELY WITH THE SECURITIES
                                                        AND EXCHANGE COMMISSION.
                                                ASTERISKS DENOTE SUCH OMISSIONS.



         [***](1)

         [***](2)

         "INITIAL INDICATION" shall mean the treatment of [***](3)

         "LICENSE AGREEMENTS" shall mean collectively, the Elan License Agreement and the Athersys License Agreement.

         "LICENSED TECHNOLOGIES" shall mean, collectively, the Elan Intellectual Property and the Athersys Intellectual Property.

         "MEDIPAD(R) DRUG DELIVERY SYSTEM" shall have the meaning assigned thereto in the Elan License Agreement.

         "NEWCO INTELLECTUAL PROPERTY" shall mean all Newco Program Technology and all technology licensed or acquired by Newco (excluding all Elan Intellectual Property and all Athersys Intellectual Property) or developed by Newco outside of the Project and all intellectual property rights in or appurtenant to any of the foregoing.

         "NEWCO MEMORANDUM OF ASSOCIATION AND BYE-LAWS" shall mean the Memorandum of Association and Bye-Laws of Newco, in the form attached as Schedule 3 hereto.

         "NEWCO PROGRAM TECHNOLOGY" shall mean any and all Program Technology, excluding all Elan Improvements and all Athersys Improvements.

         "PARTICIPANT" shall mean Athersys or Elan, as the case may be, and "PARTICIPANTS" shall mean both of the Participants together.

         "PARTY" shall mean Elan, plc, EPIL, Athersys, EIS or Newco, as the case may be, and "PARTIES" shall mean all five such entities together.


----------------------------

(1) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

(2) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

(3) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

         "PERSON" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

         "PERMITTED TRANSFEREE" shall mean any Affiliate or subsidiary of Elan, EIS or Athersys, to whom this Agreement may be assigned, in whole or in part, pursuant to Clause 17.1 hereof or in the case of Elan and EIS, a special purpose financing or similar entity created by Elan or EIS.

         "PRODUCT" shall mean the Selected Protein produced using RAGE and incorporated within or packaged with the Medipad(R) Drug Delivery System.

         "PROJECT" shall mean all activities undertaken by or on behalf of Newco relating to the development and/or Commercialization of the Products for use in the Field, in accordance with the Business Plan.

         "PROGRAM TECHNOLOGY" has the meaning assigned thereto in the License Agreements.

         "RAGE" shall mean the technology owned or licensed by Athersys related to randomly activated gene expression techniques.

         "RESEARCH AND DEVELOPMENT TERM" shall mean the research and development stage of the Business Plan, which stage shall be deemed terminated upon the first commercial launch of a Product by Newco.

         "REGISTRATION RIGHTS AGREEMENTS" shall mean the Registration Rights Agreements of even date herewith relating, one to Newco and the other to Athersys, respectively.

         "REGULATORY APPLICATION" shall mean any regulatory application or any other application for marketing approval for a Product, for use in the Field that Newco files in any country of the Territory, including any supplements or amendments thereto.

         "REGULATORY APPROVAL" shall mean the final approval of any governmental or quasi-governmental entity to market a Product in any country of the Territory and any other approval of any governmental or quasi-governmental entity which is required to launch the Product in the normal course of business.

         "RHA" shall mean any relevant governmental health authority (or successor agency thereof) in any country of the Territory whose approval is required to market a Product in the relevant country of the Territory.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                                               CONFIDENTIAL MATERIAL OMITTED AND
                                            FILED SEPARATELY WITH THE SECURITIES
                                                        AND EXCHANGE COMMISSION.
                                                ASTERISKS DENOTE SUCH OMISSIONS.



         "SELECTED INDICATION" shall mean the Initial Indication, unless and until a Substitute Indication is designated to be the subject of the Project pursuant to the designation of a Substitute Protein/Indication under the provisions of Clause 7.2 or 7.3, in which case the term "Selected Indication" shall mean such Substitute Indication.

         "SELECTED PROTEIN" shall mean [***](4) unless and until a Substitute Protein is designated to be subject of the Project pursuant to the designation of a Substitute Protein/Indication under the provisions of Clause 7.2 or 7.3, in which case the term "Selected Protein" shall mean such designated Substitute Protein.

         "SHARES" shall mean, collectively, the shares of Common Stock and shares of Preferred Stock of Newco.

         "STOCKHOLDER" shall mean any of EIS, Athersys, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of Shares, and "STOCKHOLDERS" shall mean all of the Stockholders together.

         "SUBSTITUTE INDICATION" shall mean [***](5).

         "SUBSTITUTE PROTEIN" shall mean [***](6).

         "SUBSTITUTE PROTEIN/INDICATION" shall as designated pursuant to the terms of Clause 7.2 or 7.3.

         "TECHNOLOGICAL COMPETITOR OF ELAN" has the meaning assigned thereto in the Elan License Agreement.

         "TERM" shall mean the term of this Agreement.

         "TERRITORY" shall mean all of the countries of the world.


--------------------------


(4) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

(5) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

(6) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

         "TRANSACTION DOCUMENTS" shall mean this Agreement, the Funding Agreement, Elan License Agreement, the Athersys License Agreement, the Convertible Note, the Stockholder's Agreement, the Senior Note, the Athersys Securities Purchase Agreement, the Registration Rights Agreements, the Certificate of Designations and associated documentation of even date herewith, by and between Athersys, Elan, EIS and Newco, as applicable.

         "UNITED STATES DOLLAR" and "US$" and "$" shall mean the lawful currency of the United States of America.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

         DEFINITION                                       CLAUSE

         "Common Stock"                                   Recitals
         "Confidential Information"                       22.1
         "Co-Sale Notice"                                 17.4
         "Elan/Newco Option"                              8.4
         "Expert"                                         19.3
         "Management Committee"                           5.2.1
         "Notice of Exercise"                             17.3
         "Notice of Intention"                            17.3
         "Offered Shares"                                 17.3
         "Offer Price"                                    17.3
         "Preferred Stock"                                Recitals
         "R&D Committee"                                  5.2.3
         "Remaining Stockholders"                         17.4
         "Relevant Event"                                 20.2
         "Selling Stockholder"                            17.3
         "Services Agreement"                             15.1
         "Tag-Along Right"                                17.4
         "Transaction Proposal"                           17.3
         "Transfer"                                       17.1
         "Transferee Terms"                               17.4
         "Transferring Stockholders"                      17.4

1.3 Words importing the singular shall include the plural and vice versa, where applicable.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.5 Reference to a statute or statutory provision includes a reference to such statute or statutory provision as from time to time amended, extended or re-enacted.

1.6 The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to both genders.

1.8 Capitalized terms used but not defined herein shall have the meanings ascribed in the Transaction Documents, if defined therein.


                                    CLAUSE 2

                                    BUSINESS

2.1 The primary objective of this Agreement is to regulate the business of the development, testing, registration, manufacture, Commercialization and licensing of Products for use in the Field in the Territory and to achieve the other objectives set out in this Agreement. The focus of the Business will be to develop the Products using the Elan Intellectual Property, the Athersys Intellectual Property and the Newco Intellectual Property to agreed-upon specifications and timelines and to conduct the Commercialization of Products for use in the Field upon achieving Regulatory Approval.

2.2 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the Newco Memorandum of Association and Bye-Laws. Subject to the provisions of Clause 9.2, the Participants shall use their best endeavors to ensure that to the extent required pursuant to applicable law and to ensure the sole residence of Newco in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda.


                                    CLAUSE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF NEWCO: Newco hereby represents and warrants to each of the Stockholders as follows, as of the date hereof:

         3.1.1 ORGANIZATION. Newco is an exempted Bermuda company duly organized, validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted, and to carry out the transactions contemplated hereby.

         3.1.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Newco consists of 12,000 shares of Common Stock and 2,980 shares of Preferred Stock. Prior to the Closing, no shares of capital stock of Newco have been issued.

         3.1.3 AUTHORIZATION. The execution, delivery and performance by Newco of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate action; this Agreement has been duly executed and delivered by Newco and is the valid and binding obligation of Newco, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of equity or public policy. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Stockholders or others.

         3.1.4 NO CONFLICTS. The execution, delivery and performance by Newco of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, will not:

                  (i) violate any provision of applicable law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

                  (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Newco is a party; or

                  (iii) result in the creation of, any Encumbrance upon any of the properties or assets of Newco.

         3.1.5 APPROVALS. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Transaction Documents.

         3.1.6 DISCLOSURE. Newco is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, or that would be material to the decision by any Stockholder to enter into the transactions contemplated by the Transaction Documents.

         3.1.7 NO BUSINESS; NO LIABILITIES. Newco has not conducted any business or incurred any liabilities or obligations prior to the date hereof, except for the liabilities which were entered into solely in connection with its organization and formation.

3.2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS: Each of the Stockholders hereby severally represents and warrants to Newco as follows as of the date hereof:

         3.2.1 ORGANIZATION. Such Stockholder is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

         3.2.2 AUTHORITY. Such Stockholder has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action. This Agreement is the valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of equity or of public policy.

         3.2.3 NO CONFLICTS. The execution, delivery and performance by such Stockholder of this Agreement, the purchase of the Shares, and compliance with the provisions hereof by such Stockholder will not:

                  (i) violate any provision of applicable law, statute, rule or regulation applicable to such Stockholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Stockholder or any of its properties or assets; or

                  (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Stockholder or any material contract to which such Stockholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Stockholder.

         3.2.4 APPROVALS. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by such Stockholder.

         3.2.5 INVESTMENT REPRESENTATIONS. Such Stockholder is sophisticated in transactions of this type and, is capable of evaluating the merits and risks of its investment in Newco. Such Stockholder has not been formed solely for the purpose of making the investment in Newco and such Stockholder is acquiring the Common Stock and Preferred Stock as the case may be, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Stockholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholders' representations and warranties as expressed herein. Such Stockholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.

         3.3 REPRESENTATIONS AND WARRANTIES OF ELAN. Elan, plc hereby represents and warrants to Athersys that the representations and warranties of Elan, plc made to Newco on a best knowledge basis in Clauses 8.1 and 8.2 of the Elan License Agreement are all true and correct, and Elan, plc makes the foregoing warranty with the understanding that Athersys is relying on such warranty to enter into the Transaction Documents.

         3.4 REPRESENTATIONS AND WARRANTIES OF ATHERSYS. Athersys hereby represents and warrants to Elan that the representations and warranties of Athersys made to Newco on a best knowledge basis in Clauses 8.1 and 8.2 of the Athersys License Agreement are all true and correct, and Athersys makes the foregoing warranty with the understanding that Elan is relying on such warranty to enter into the Transaction Documents.

                                    CLAUSE 4

                            AUTHORIZATION AND CLOSING

4.1 Newco has authorized the issuance to (i) EIS of 2,980 shares of Preferred Stock and (ii) Athersys of 12,000 shares of Common Stock, issuable as provided in Clause 4.4 hereof.

4.2 Athersys and EIS hereby subscribe for the number of Shares set forth in Clause 4.1 and shall pay to Newco in consideration therefor, by wire transfer of immediately available funds (to a bank account established by Newco in connection with Closing) the subscription amounts each as provided in Clause 4.4.1.

4.3 The Closing shall take place at the offices of Brock Silverstein LLC at 800 Third Avenue, New York, New York 10022 on the date hereof or such other places if any, as the Parties may agree and shall occur contemporaneously with the closing under the Athersys Securities Purchase Agreement.

4.4 At the Closing, each of the Stockholders shall take or (to the extent within its powers) cause to be taken the following steps at directors and shareholder meetings of Newco, or such other meetings or locations, as appropriate:

         4.4.1 Newco shall issue and sell to EIS, and EIS shall purchase from Newco, upon the terms and subject to the conditions set forth herein, 2,980 shares of Preferred Stock for an aggregate purchase price of $2,985,000. Newco shall issue and sell to Athersys, and Athersys shall purchase from Newco, upon the terms and conditions set forth herein, 12,000 shares of Common Stock for an aggregate purchase price of $12,015,000;

         4.4.2 the Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Stock and Preferred Stock described above and any other certificates, resolutions or documents that the Parties shall reasonably require;

         4.4.3. the adoption by Newco of the Newco Memorandum of Association and Bye-Laws;

         4.4.4. the appointment of Kevin Insley, Dr. Gil Van Bokkelen and Dr. James Kovach as Directors of Newco;

         4.4.5. the resignation of all directors and the secretary of Newco holding office prior to the execution of this Agreement and delivery of written confirmation under seal by each Person so resigning that he has no claim or right of action against Newco and that Newco is not in any way obligated or indebted to him; and

         4.4.6.   the transfer to Newco of the share register.

4.5      EXEMPTION FROM REGISTRATION:

         The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF (OTHER THAN TO AN AFFILIATE OF THE ORIGINAL HOLDER OR AS OTHERWISE PERMITTED IN THE AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED) EXCEPT PURSUANT TO
         (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4.6. EIS and Athersys shall use reasonable efforts to file any documents that are required to be filed with the Registrar of Companies in Bermuda within the prescribed time limits.

4.7. In the event that EIS exercises the Exchange Right prior to the second anniversary of the date hereof, Newco shall, immediately upon receipt from Athersys of shares of Common Stock for conversion to Preferred Stock for purposes of effecting the Exchange Right, issue to EIS a number of shares of Preferred Stock equal to the number of shares of Common Stock delivered by Athersys to Newco. Such

         Preferred Stock issued to EIS, if and when so issued, will be duly authorized, validly issued, fully paid and nonassessable shares of Preferred Stock and will be free and clear of all Encumbrances other than any Encumbrance created by EIS. In the event that EIS exercises the Exchange Right on or after the second anniversary of the date hereof, Newco shall, immediately upon receipt of notification of the exercise of the Exchange Right, transfer legal and beneficial ownership of the number of shares of Common Stock set forth in such notice from Athersys to EIS. In connection with the foregoing, Newco and the Stockholders shall take all necessary or appropriate steps to ensure such ownership by EIS of such Common Stock or Preferred Stock, as the case may be.


                                    CLAUSE 5

                    DIRECTORS; MANAGEMENT AND R&D COMMITTEES

5.1.     DIRECTORS:

         5.1.1 Prior to the exercise of the Exchange Right, the Board shall be composed of three Directors.

                  Athersys shall have the right to nominate two directors of Newco, ("ATHERSYS DIRECTORS") and EIS shall have the right to nominate one Director of Newco ("EIS DIRECTOR") which Director, save as further provided herein, shall only be entitled to 15% of the votes of the Board.

                  In the event that the Exchange Right is exercised by EIS within 2 years following the Closing Date, the EIS Director shall only be entitled to 15% of the votes of the Board until the expiry of 2 years from the Closing Date.

                  In the event that the Exchange Right is exercised by EIS at any time after two years following the Closing Date or upon the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date, each of Athersys, and EIS shall cause the Board to be reconfigured so that an equal number of Directors are designated by EIS and Athersys and that each of the Directors has equal voting power.

         5.1.2 If EIS removes the EIS Director, or Athersys removes any of the Athersys Directors, EIS or Athersys, as the case may be, shall indemnify the other Stockholder against any claim by such removed Director arising from such removal.

         5.1.3 The Directors shall meet not less than three times in each Financial Year and all Board meetings shall be held in Bermuda to the extent required pursuant to the laws of Bermuda or to ensure the sole residence of Newco in Bermuda.

         5.1.4 At any such meeting, the presence of the EIS Director and at least one of the Athersys Directors shall be required to constitute a quorum and, subject to Clause 18 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the Athersys Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

         5.1.5 On the Closing Date, Athersys may appoint one of the Athersys Directors to be the chairman of Newco. The chairman of Newco shall hold office until:

                  (i) the first meeting of the Board following the exercise by EIS of the Exchange Right, where the Exchange Right has been exercised by EIS after two years following the Closing Date; or

                  (ii) the first meeting of the Board following the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date

                  (in each case the "CHAIRMAN STATUS BOARD MEETING")

                  After the Chairman Status Board Meeting, each of EIS and Athersys, beginning with EIS at the Chairman Status Board Meeting, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year.

                  If the chairman is unable to attend any meeting of the Board held prior to the Chairman Status Board Meeting, the Athersys Directors shall be entitled to appoint another Athersys Director to act as chairman in his place at the meeting.

                  If the chairman of Newco is unable to attend any meeting of the Board held after the Chairman Status Board Meeting, the Directors shall be entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

         5.1.6 In case of an equality of votes at a meeting of the Board, the chairman of Newco shall not be entitled to a second or casting vote. In the event of continued deadlock, the Board shall resolve the deadlock pursuant to the provisions set forth in Clause 19.

5.2      MANAGEMENT AND R&D COMMITTEES:

         5.2.1 Newco hereby appoints a management committee (the "Management Committee") which shall initially consist of four members, two of whom (the "Elan Representatives") shall be nominated by Elan and two of whom (the "Athersys Representatives") shall be nominated by Athersys and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting. Each of the Elan members of the Board and the Athersys members of the Board shall be entitled to remove any of their representatives to the Management Committee and appoint a replacement in place of any representative so removed. The number of members of the Management Committee may be altered if agreed to by the Board; provided that Elan and the Athersys shall be entitled at all times to appoint an equal number of members to the Management Committee.

                  Decisions of the Management Committee shall require approval by at least one Elan Representative and one Athersys Representative. If the Management Committee cannot resolve any issue or matter, the dispute will be referred to the President of Elan Pharmaceutical Technologies and the Chief Executive Officer of Athersys, and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions set forth in Clause 19.

         5.2.2 The Management Committee shall inter alia, devise, implement and review strategy for the Project and for the business and operation of Newco as it relates to the Field, the licensed use of the Licensed Technologies and the conduct of the Business Plan, and, in particular, devise Newco's strategy for research, development and Commercialization of Products for use in the Field and to monitor and supervise the implementation of the Business Plan. The Management Committee shall report all significant developments to the Board on the occurrence thereof and, in addition shall report at quarterly intervals to the Board.

         5.2.3 The Management Committee shall appoint a research and development committee (the "R&D Committee"), which shall initially be comprised of four members, with an equal number being nominated by the Elan Representatives and by the Athersys Representatives, and each of whom shall have one vote, whether or not present at an R&D Committee meeting. Decisions of the R&D Committee shall require approval by at least one Elan representative on the R&D Committee and one Athersys representative on the R&D Committee. The Elan Representatives and the Athersys Representatives shall be entitled to remove any of their respective representatives to the R&D Committee and appoint a replacement in place of any such representative so removed. The number of members of the R&D Committee may be altered if agreed to by the Management Committee; provided that Elan and Athersys shall be entitled to appoint an equal number of members to the R&D Committee.

         5.2.4 The R&D Committee shall (a) design that portion of the Business Plan that relates to the research and development program for Products for consideration and approval by the Management Committee, and (b) implementing such portion of the approved Business Plan that relates to such research and development program. The R&D Committee shall appoint a project team (the "Project Team"), a leader of the Project Team, and a program manager. The R&D Committee shall meet at least once each calendar quarter alternately at the offices of Elan and Athersys (except where otherwise agreed) to monitor the progress of that portion of the Business Plan that relates to the research and development program and to report on their progress to the Management Committee.

         5.2.5 In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee. If the Management Committee cannot resolve the matter, the dispute will be referred to the President of Elan Pharmaceutical Technologies and the Chief Executive Officer of Athersys, and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions set forth in Clause 19.1.


                                    CLAUSE 6

                          THE BUSINESS PLAN AND REVIEWS

         6.1 The Management Committee shall meet together as soon as reasonably practicable after the Closing Date and shall agree upon, subject to approval of the Board, the Business Plan for the current Financial Year and for the Financial Year commencing January 1, 2000 as soon as practicable, in any event within 60 days from the Closing Date (with respect to the current Financial Year) or January 1, 2000 (with respect to the Financial Year commencing January 1, 2000). In addition, at least (60) days prior to the commencement of each subsequent Financial Year, the Management Committee will agree upon and submit to the Board for Board approval the Business Plan for such Financial Year, and may solicit recommendations from the R & D Committee and/or appropriate Elan and Athersys representatives with respect thereto.

         6.2 During any particular Financial Year the Business Plan applicable thereto shall be subject to ongoing review by the Management Committee and the R & D Committee and, on a quarterly basis, the unanimous approval of the Board. If appropriate based on the results of the Project or other developments or changes, the R & D Committee may recommend to the Management Committee modifications or amendments to the Business Plan. The Management Committee will review any such recommendations, and may discuss its own amendments, changes or modifications to the Business Plan, and any amendments, changes or modifications submitted to and approved by the Board will be deemed incorporated into the Business Plan upon such Board approval.

         6.3 Funding of Newco's activities under the Business Plan shall be provided in accordance with the terms of the Funding Agreement.


                                    CLAUSE 7

                          RESEARCH AND DEVELOPMENT WORK

7.1 Research and development work related to the Products and the Newco Intellectual Property for use in the Field shall be conducted by or on behalf of Newco in accordance with the research and development program developed by the R&D Committee and approved by the Management Committee as part of the Business Plan.

7.2 Within forty-five (45) days of the Effective Date, the Parties shall jointly determine in their good faith and reasonable judgment whether the research, development and commercialization of the Product for treatment of the Initial Indication is commercially viable. If the Parties determine within such time that such research, development and commercialization of the Product for the treatment of the Initial Indication is not commercially viable, then the Parties will in good faith select and designate, by the date that is sixty (60) days after the Effective Date, a Substitute Protein/Indication to be pursued by Newco. The selection of the Substitute Protein/Indication shall be subject, inter alia, to the then-existing contractual arrangements of Elan and Athersys and such discussions as Elan and Athersys are having with one or more third parties at the time of such selection, as well as any intellectual property assessment conducted with regard to the proposed commercialization of such Substitute Protein/Indication. If the Parties designate a Substitute Protein/Indication for pursuit by Newco, then the Parties shall promptly thereafter negotiate in good faith such amendments as are required to the Elan License, the Athersys License and the research and development budgeted costs for the Project to substitute such Substitute Protein/Indication for the existing Product and Field, including without limitation appropriate amendments to the definition of Product and Field (if any are needed). If no such substitution is made as contemplated in the foregoing, then Newco will proceed under the Business Plan to research, develop and commercialize the Product for use in treating the Initial Indication.

7.3 If the Parties determine in their good faith and reasonable judgment that the Product does not meet the pre-determined performance criteria established by the Management Committee, whether from a pharmaceutical, pharmacokinetic, clinical or commercial standpoint, then the Parties by mutual agreement may, within sixty (60) days of such determination, designate a Substitute Protein/Indication to be pursued by Newco, which designation shall be subject, inter alia, to availability of resources at Newco to pursue such new project and to then-existing contractual arrangements of Elan and Athersys and such discussions Elan and Athersys are having with one or more third parties at the time of such selection, as well as any intellectual property assessment conducted with regard to the proposed commercialization of such Substitute Protein/Indication. If the Parties designate a Substitute Protein/Indication for pursuit by Newco, then the Parties shall promptly thereafter negotiate in good faith such amendments as are required to the Elan License, the Athersys License and the research and development budgeted costs for the Project to substitute such Substitute Protein/Indication for the existing Product and Field, including without limitation appropriate amendments to the definition of Product and Field (if any are needed).

7.4 Subject to the provisions of Clause 6.3, Elan and Athersys, at Newco's request and subject to appropriate Service Agreements (as defined in Clause 15.1) covering such work agreed to by the Parties, may undertake research and development work related to the development and Commercialization of the Products, as articulated in the Business Plan, in furtherance of the development and Commercialization of the Products and cultivation of patent rights and know-how related to the Elan Intellectual Property, Athersys Intellectual Property and Newco Intellectual Property. The cost of such development work shall be Elan's and Athersys', as the case may be, fully-burdened actual costs in respect thereof, plus 30% of such costs, which shall be reimbursed by Newco according to the terms of the applicable Services Agreements (as defined below in Clause 15.1). Research and development activities that are outsourced to third party providers shall be charged to Newco at fully burdened actual costs.

7.5 Elan and Athersys shall use reasonable efforts in undertaking any such research and development work undertaken for Newco hereunder to conduct such research and development work in a professional and timely manner.

7.6 Elan and Athersys shall permit Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or Athersys and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the Research and Development Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or Athersys' records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or Athersys, as the case may be, for the Research and Development Program hereunder in any Financial Year of 5% or more of the amount due to Elan or Athersys, as the case may be, then the expense of such inspection shall be borne solely by Elan or Athersys, as the case may be, instead of by Newco. Any surplus over the sum properly payable by

         Newco to Elan or Athersys, as the case may be, shall be paid promptly by Elan or Athersys, as the case may be, to Newco. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or Athersys, as the case may be, by Newco, Newco shall pay the deficit to Elan or Athersys, as the case may be.


                                    CLAUSE 8

                                COMMERCIALIZATION

8.1 Newco shall diligently pursue research, prosecution, development, and Commercialization of the Products, solely for use in the Field, in accordance with the Business Plan, which may include establishing strategic partnerships with pharmaceutical companies interested in sub-licensing the Product for use in the Field, or the right under the Licensed Technologies to develop and commercialize the Product for use in the Field. At any time during the development of the Product, Newco may, subject to the other provisions of this Agreement, license the rights to the Product to one or more marketing partners for use solely in the Field, or otherwise Commercialize the Product for use in the Field under an alternative strategy determined by the Management Committee.

8.2 Newco shall be responsible for negotiating with third parties commercially reasonable terms (e.g., royalties, milestones, fees, profit sharing, manufacturing rights, supply terms, etc.) but shall do so under a strategy agreed with Elan and Athersys and shall keep the Management Committee and Elan and Athersys informed throughout the negotiation process.

8.3 If an independent third party and Athersys enter into a binding agreement for the research, development and/or commercialization of products with respect to the subcutaneous, administration of the Selected Protein for an indication other than the Selected Indication, and if Athersys and such independent third party desire that Newco research, develop and/or commercialize such product for use in such indication, then Newco shall negotiate in good faith with Athersys and such independent third party with respect to the research, development and commercialization of such product for such use by Newco.

8.4 If the Management Committee unanimously agrees that Newco should research and develop products for neurological disorders, pain management, acute care and/or in the oncology area, then, subject to existing contractual commitments, the Participants shall promptly thereafter negotiate in good faith such amendments that are required to the Elan License Agreement and the Athersys License Agreement and the research and development budgeted costs for the Project, including without limitation appropriate amendments to the definition of Product and Field (if any are needed). If at any time, upon the unanimous approval of the Management Committee, Newco in good faith intends to commercialize such product for such indication, then Newco shall so notify Elan in writing. Elan shall have a first option to negotiate the terms of any agreement for the commercialization of each such product for such indication, which option shall be exercised within sixty (60) days of Elan's receipt of such written notification from Newco (the "Elan/Newco Option"). If, despite good faith negotiations, Elan and Newco do not reach agreement on the terms of such an agreement within 120 days from Elan's exercise of the Elan/Newco Option, then Newco shall be free to offer a third party, other than a Technological Competitor of Elan, to commercialize the product for such indication that is subject to the Elan/Newco Option in the Territory.


                                    CLAUSE 9

                        SUBLICENSE AND ASSIGNMENT RIGHTS

9.1 Newco shall not be permitted to assign or sublicense the Newco Intellectual Property or to enter into agreements with third parties for the development of the Newco Intellectual Property to the extent related to development or Commercialization of Products except with the unanimous approval of the Management Committee.

9.2 Upon thirty (30) days prior notice in writing from Elan to Newco and Athersys, Newco shall assign Newco Intellectual Property from Newco to a wholly-owned subsidiary of Newco to be incorporated in Ireland, which company shall be newly incorporated by Elan and Athersys to facilitate such assignment. Such assignment need not be effected if it would result in a material adverse effect on Athersys. The expenses for such incorporation and assignment will be paid entirely by Elan.


                                    CLAUSE 10

                    OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

10.1. The Parties acknowledge and agree that the applicable provisions of the Elan License Agreement and the Athersys License Agreement set forth the agreement between the parties thereto in relation to the ownership of the Elan Intellectual Property, the Athersys Intellectual Property and the Newco Intellectual Property.


                                    CLAUSE 11

                          INTELLECTUAL PROPERTY RIGHTS

         The Participants shall discuss in good faith all material issues relating to filing, prosecution and maintenance of Elan Patent Rights and Athersys Patent Rights insofar as such patent rights are of relevance to the use thereof in the Field and the rights licensed to Newco under the License Agreements and any patentable inventions and discoveries within the Elan Intellectual Property, Athersys Intellectual Property and Newco Intellectual Property that relate to the Field and the rights licensed to Newco under the License Agreements. Subject to written mutual agreement to the contrary by Athersys and Elan the following provisions shall apply:

         11.1 Elan, at its expense, shall make a good faith effort (i) to secure the grant of any material patent applications within the Elan Patent Rights that relate to the Field; (ii) to defend all such applications against third party oppositions and interferences; and (iii) to maintain in force any material issued letters patent within the Elan Patent Rights that relate to the Field (including any letters patent that may issue covering any such Elan Improvements that relates to the Field). Elan shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Newco and Athersys at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

         11.2 Athersys, at its expense, shall make a good faith effort (i) to secure the grant of any material patent applications within the Athersys Patent Rights that relate to the Field; (ii) to defend all such applications against third party oppositions and interferences; and (iii) to maintain in force any material issued letters patent within the Athersys Patent Rights that relate to the Field (including any letters patent that may issue covering any such Athersys Improvements that relate to the Field). Athersys shall have the right in its discretion to control such filing, prosecution, defense and maintenance, provided, that Elan and Newco at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

         11.3 Newco, at its expense, shall make a good faith effort to (i) file and prosecute patent applications on patentable inventions and discoveries within the Newco Intellectual Property; (ii) defend all such applications against third party oppositions and interferences; and (iii) maintain in force any issued letters patent within any Newco patents (including any patents that issue on patentable inventions and discoveries within the Newco Intellectual Property). Newco shall have the right in its discretion to control such filing, prosecution, defense and maintenance, provided, that Elan and Athersys at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing. All decisions relating to the filing, prosecution, defense and maintenance of Newco patents shall be made by the Management Committee.

         11.4 Newco, Elan and Athersys shall promptly inform each other in writing of any alleged infringement of any patents within the Elan Patent Rights, the Athersys Patent Rights or Newco patents or any alleged misappropriation of trade secrets within the Elan Intellectual Property, the Athersys Intellectual Property or the Newco Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such infringement or misappropriation insofar as such infringements or misappropriation relate solely to the Field.

         11.5 Newco shall have the right to prosecute at its own expense and for its own benefit any infringements of the Elan Patent Rights, the Athersys Patent Rights or misappropriation of the Elan Intellectual Property and the Athersys Intellectual Property, insofar as such infringements or misappropriation relate solely to the Field; provided that with respect to enforcement of Elan Patent Rights against non-Affiliates, Elan consents to such enforcement, and with respect to enforcement of Athersys Patent Rights against non-Affiliates, Athersys consents to such enforcement. In the event that Newco takes such action, Newco shall do so at its own cost and expense. At Newco's request and expense, the Participants shall cooperate with such action. Any recovery remaining after the deduction by Newco of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such infringement proceeding shall belong to Newco. Should Newco decide not to pursue such infringers within forty-five (45) days after receiving written notice of such alleged infringement or misappropriation, then Elan (as to the Elan Intellectual Property) or Athersys (as to the Athersys Intellectual Property), as applicable, may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at such Participant's request and expense, Newco shall cooperate with such action. Alternatively, the Participants may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party. If the infringement of the Elan Patent Rights or the Athersys Patent Rights affects both the Field as well as other products being developed or commercialized by Athersys or Elan or its commercial partners outside the Field, Athersys or Elan, as the case may be, shall endeavor in good faith to agree with Newco as to the manner in which the proceedings should be instituted and as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party, provided that the applicable

                  Participant shall be entitled to pursue an action against such infringer for activities outside the Field, in any event.

         11.6 Newco shall have the first right but not the obligation to bring suit or otherwise take action against any alleged infringement of Newco patents or alleged misappropriation of the Newco Intellectual Property. If any such alleged infringement or misappropriation occurs that gives rise to a cause of action inside the Field, Newco, in consultation with the Participants, shall determine the course of action to be taken. In the event that Newco takes such action, Newco shall do so at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Newco. Newco shall keep Elan and Athersys informed of any action in a timely manner so as to enable Athersys and Elan to provide input in any such action and Newco shall reasonably take into consideration any such input. At Newco's request, the Participants shall cooperate with any such action at Newco's cost and expense.

         11.7 In the event that Newco does not bring suit or otherwise take action against an infringement of any Newco patents or misappropriation of the Newco Intellectual Property, then (i) if only one Participant determines to pursue such suit or take such action at its own cost and expense, it shall be entitled to all damages and monetary award recovered in or with respect to such action and (ii) if the Participants pursue such suit or action outside of Newco, they shall negotiate in good faith an appropriate allocation of costs, expenses and recovery amounts. At the Participant's request, Newco shall cooperate with any such action at the Participant's cost and expense.

         11.8 In the event that a claim is, or proceedings are, brought against Newco by a third party alleging that the sale, distribution or use of a Product in the Territory or use of the Elan Intellectual Property or the Athersys Intellectual Property, as the case may be, infringes the intellectual property rights of such third party, Newco shall promptly advise the other Participants of such threat or suit, and shall defend any such action at its expense. The Participants shall assist and cooperate reasonably in such defense.

         11.9 Save and except for claims arising in respect of a breach of representation or warranty set forth in Clauses 8.1 and 8.2 of the License Agreements, Newco shall indemnify, defend and hold harmless Elan or Athersys, as the case may be, against all, losses, demands, damages, costs and liabilities (including reasonable attorneys fees) arising from any claim, suit or action by a third party against Elan or Athersys alleging that the manufacture, use or sale of a Product by (or on behalf of) Newco, or the use or practice by

                                               CONFIDENTIAL MATERIAL OMITTED AND
                                            FILED SEPARATELY WITH THE SECURITIES
                                                        AND EXCHANGE COMMISSION.
                                                ASTERISKS DENOTE SUCH OMISSIONS.



                  Newco of the Athersys Intellectual Property or the Elan Intellectual Property, infringes a patent owned or licensed by such third party, provided that Elan or Athersys, as the case may be, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Newco, not to be unreasonably withheld or delayed. At its option, Elan or Athersys, as the case may be, may elect to take over the conduct of such proceedings from Newco provided that (a) Newco's indemnification obligations shall continue; (b) the costs of defending such claim shall be borne by Elan or Athersys, as the case may be and (c) such Participant shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed.


                                    CLAUSE 12

                   EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

         12.1 Newco agrees to grant (i) to Athersys an exclusive, world-wide, royalty free perpetual license of Newco Program Technology exclusively as it relates to randomly activated gene expression for exploitation in all fields outside the Field, and (ii) [***](7) exclusively as it relates to the MEDIPAD(R) Drug Delivery System for exploitation in all fields outside the Field. All such licenses shall, subject to the immediately preceding sentence, be granted pursuant to license agreements to be negotiated in good faith by the applicable Parties which shall contain such customary terms contained in similar licenses in the pharmaceutical industry, as agreed to by the licensee and the unanimous decision of the Management Committee, acting in good faith.

         12.2 In instances where commercialization of the Newco Program Technology outside the Field requires a license to the Athersys Intellectual Property or the Elan Intellectual Property, then a separate license may be negotiated in good faith for those licenses with the other Participant parallel with discussions regarding the Newco Program Technology; provided, however, that neither Participant is under any obligation to grant such a license.


---------------------

(7) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

                                               CONFIDENTIAL MATERIAL OMITTED AND
                                            FILED SEPARATELY WITH THE SECURITIES
                                                        AND EXCHANGE COMMISSION.
                                                ASTERISKS DENOTE SUCH OMISSIONS.



                                    CLAUSE 13

                                   REGULATORY

13.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required regulatory approval of the RHA to market the Products.

13.2 Newco shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory in accordance with the Business Plan.

13.3 Any and all Regulatory Approvals obtained hereunder for any Product shall remain the property of Newco, provided that Newco shall allow Elan and Athersys access thereto to enable Elan and Athersys to fulfill their respective obligations and exercise their respective rights under this Agreement. Newco shall maintain such Regulatory Approvals at its own cost.

13.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHAs insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement. Therefore, except for liabilities resulting from failure to use reasonable efforts, none of Elan, EIS or Athersys shall have any liability to Newco solely as a result of any failure of a Product to achieve the approval of any RHA.


                                    CLAUSE 14

                                  MANUFACTURING

14.1 Subject to the provisions of Clause 14.2, Newco shall be responsible for manufacturing, or having manufactured, all quantities of Products required for the development and Commercialization of Products for use in the Field.

14.2 Notwithstanding the provisions of Clause 8.2, [***](8) with respect to the Product [***](9) negotiated in good faith by Newco and Elan; and Athersys shall have the first right to manufacture and supply, and/or subcontract the manufacture and supply, of the selected Protein produced using RAGE with respect to the

--------------------

(8) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

(9) CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

         Product on standard commercial terms negotiated in good faith by Newco and Athersys.

                                    CLAUSE 15

                        TECHNICAL SERVICES AND ASSISTANCE

15.1 The Parties contemplate that, where commercially and technically feasible, Newco shall contract with Athersys or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and Athersys. There shall be no obligation upon either of Athersys or Elan to perform such services. Any such services to be performed on behalf of Newco shall be pursuant to contracts (each, a "Services Agreement") that are negotiated in good faith by the Parties and approved by each of Elan and Athersys.

15.2 Newco shall, if the Participants so agree, conclude an administrative support Service Agreement with Elan and/or Athersys on such terms as the Parties thereto shall in good faith negotiate. The administrative services shall include one or more of the following administrative services as requested by Newco:

         15.2.1   accounting, financial and other services;

         15.2.2   tax services;

         15.2.3   insurance services;

         15.2.4   human resources services;

         15.2.5   legal and company secretarial services;

         15.2.6   patent and related intellectual property services; and

         15.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Agreement, as may be required.

         The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by Newco.

15.3. The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of Newco. The Stockholders and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.

15.4 If Elan or Athersys so requires, Athersys or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the Athersys Intellectual Property, as the case may be, as necessary to further the Project.

15.5 The employees received by Elan or Athersys, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 22 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.


                                    CLAUSE 16

                      AUDITORS, BANKERS, REGISTERED OFFICE,
                      ACCOUNTING REFERENCE DATE; SECRETARY

Unless otherwise agreed by the Stockholders in writing and save as may be provided to the contrary herein:

16.1     the auditors of Newco shall be Ernst & Young of Cleveland, Ohio;

16.2 the bankers of Newco shall be Bank of Bermuda or such other bank as may be mutually agreed from time to time;

16.3 the accounting reference date of Newco shall be December 31st in each Financial Year; and

16.4 the secretary of Newco shall be I.S. Outerbridge or such other Person as may be appointed by the Directors from time to time.


                                    CLAUSE 17

                       TRANSFERS OF SHARES; RIGHT OF FIRST
                   OFFER; TAG ALONG RIGHTS; DRAG ALONG RIGHTS

17.1     GENERAL:

         Until such time as the Common Stock shall be registered pursuant to the Exchange Act and be publicly traded in an established securities market, no

         Stockholder shall, directly or indirectly, sell, assign, pledge, dispose of, or otherwise transfer (each, a "TRANSFER") all or any part of the Shares held by it except as is expressly permitted by and in accordance with the terms of this Agreement. Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Newco any Shares from any Stockholder to any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

         During the Research and Development Term, no Stockholder shall, directly or indirectly, sell or otherwise Transfer any of its legal and/or beneficial interest in the Shares held by it to any other Person. After completion of the Research and Development Term, a Stockholder may Transfer Shares provided such Stockholder complies with the provisions of Clauses 17.3, 17.4 and 17.5.

         Notwithstanding anything contained herein to the contrary, at all times, a Stockholder may Transfer Shares held by it to a Permitted Transferee; provided, that such Transfer shall be subject to and such Permitted Transferee shall agree to be expressly subject to and bound by all the limitations and provisions which are embodied in this Agreement.

17.2 No Stockholder shall, except with the prior written consent of the other Stockholder, create or permit to subsist any Encumbrance over or in, all or any of the Shares held by it (other than by a Transfer of such Shares in accordance with the provisions of this Agreement).

17.3     RIGHTS OF FIRST OFFER:

         If at any time after the end of the Research and Development Term a Stockholder shall desire to Transfer any Shares owned by it (a "SELLING STOCKHOLDER"), in any transaction or series of related transactions other than a Transfer to a Permitted Transferee, then such Selling Stockholder shall deliver prior written notice of its desire to Transfer (a "NOTICE OF INTENTION") (i) to Newco and (ii) to the Stockholders who are not the Selling Stockholder, as applicable, setting forth such Selling Stockholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "OFFERED SHARES") and the proposed form of transaction (the "TRANSACTION PROPOSAL"), together with any available documentation relating thereto, and the per share price at which such Selling Stockholder proposes to Transfer the Offered Shares (the "OFFER PRICE"). The "Right of First Offer" provided for in this Clause 17.3 shall take precedence over "Tag Along Right" and "Drag-Along Right" benefiting a Stockholder which may be provided for by Clause 17, and if the non-Selling Stockholder does not exercise its right to purchase the Offered Shares pursuant to this Clause 17.3, then the provisions of Clauses 17.4 and 17.5 shall apply as provided therein.

         Upon receipt of the Notice of Intention, the Stockholders who are not the Selling Stockholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Stockholder (the "NOTICE OF EXERCISE"), with a copy to Newco, within 10 business days from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Stockholders who are not the Selling Stockholder within such 10-business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Stockholder shall be entitled to Transfer all of the Offered Shares to the intended transferee; provided, however, the Selling Stockholder shall sell the available Offered Shares within 30 days after the delivery of such Notice of Intention on terms no more favorable to the third party set forth in the Notice of Intention than those presented to the non-selling Stockholders. If such sale does not occur within such thirty (30) day period, the Offered Shares shall again be subject to the Right of First Refusal set forth in this Clause 17.3.

         In the event that any of the Stockholders who are not the Selling Stockholder exercises their right to purchase all of the Offered Shares (in accordance with this Clause 17), then the Selling Stockholder shall sell all of the Offered Shares to such Stockholder(s), in the amounts set forth in the Notice of Intention, after not less than 10 business days and not more than 25 business days from the date of the delivery of the Notice of Exercise. In the event that more than one of the Stockholders who are not the Selling Stockholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Stockholders on the basis of their pro rata equity interests in Newco.

         The rights and obligations of each of the Stockholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

         At the closing of the purchase of all of the Offered Shares by the Stockholders who are not the Selling Stockholder (scheduled in accordance with Clause 17.3), the Selling Stockholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Stockholders who are not the Selling Stockholder, duly executed by the Selling Stockholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

17.4     TAG ALONG RIGHTS:

         17.4.1 Subject to Clause 17.3, a Stockholder (the "TRANSFERRING STOCKHOLDER") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any amount of such Stockholder's Shares which exceeds 10% of the Shares owned by such Stockholder and its Permitted Transferees, unless the terms and conditions of such Transfer shall include an offer to the other Stockholders (the "REMAINING STOCKHOLDERS"), to sell Shares at the same price and on the same terms and conditions as the Transferring Stockholder has agreed to sell its Shares (the "TAG ALONG RIGHT").

         17.4.2 In the event a Transferring Stockholder proposes to Transfer any Shares in a transaction subject to Clause 17.4.1, it shall notify, or cause to be notified, the Remaining Stockholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "TRANSFEREE TERMS") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 17.4, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Stockholders in accordance with the terms hereof.

         17.4.3 The Tag Along Right may be exercised by each of the Remaining Stockholders by delivery of a written notice to the Transferring Stockholder (the "CO-SALE NOTICE") within 10 business days following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Stockholder which the Remaining Stockholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Stockholder, the amount of such securities belonging to the Remaining Stockholder included in such Transfer may not be greater than such Remaining Stockholder's percentage beneficial ownership of Fully Diluted Common Stock multiplied by the total number of shares of Fully Diluted Common Stock to be sold by both the Transferring Stockholder and all Remaining Stockholders. Upon receipt of a Co-sale Notice, the Transferring Stockholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Stockholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Stockholder prior to the expiration of the 10 business day period referred to above and if the provisions of this Clause have been complied with in all respects, the Transferring Stockholder shall have the right for a 45 day calendar day period to Transfer Shares to the transferee on the Transferee Terms without further notice to any other party, but after such 45-day period, no such Transfer may be made without again giving notice to the Remaining Stockholders of the proposed Transfer and complying with the requirements of this Clause 17.

                  At the closing of any Transfer of Shares subject to this Clause 17.4, the Transferring Stockholder, and the Remaining Stockholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor.



17.5     DRAG ALONG RIGHTS

         17.5.1 Subject to Clause 17.3, at any time after the latter of (i) the expiration of the Research and Development Term, and (ii) the sixth anniversary of the Closing Date, so long as this Agreement shall remain in effect and a Selling Stockholder and its Affiliates beneficially own, collectively, on a fully diluted basis an aggregate number of Shares not less than a majority of the Shares then outstanding, if a Selling Stockholder receives a bona fide offer from a Person that is not an Affiliate of such Selling Stockholder (a "Third Party") to purchase in an arms'-length transaction all, but not less than all, of the outstanding Shares owned by the Selling Stockholder and such offer is accepted by such Selling Stockholder, then each Stockholder other than the Selling Stockholder hereby agrees that it or he will transfer all Shares owned by it or him to such Third Party on the terms of the offer so accepted by the Selling Stockholder, including the same per share consideration.

         17.5.2 The Selling Stockholder shall give notice (the "Drag-Along Notice") to each of the other Stockholders (other than the Selling Stockholder) of any proposed Transfer giving rise to the rights of the Selling Stockholder set forth in Clause
                  17.5.1 as soon as practicable following the acceptance of the offer referred to in Clause 17.5.1. The Drag-Along Notice shall set forth the number of Shares proposed to be so Transferred, the name of the proposed transferee, the proposed amount and form of consideration (and if such consideration consisting in part or in whole of property other than cash, the Selling Stockholder shall provide such information, to the extent reasonably available to the Selling Stockholder, relating to such consideration as the Stockholders other than the Selling Stockholder may reasonably request in order to evaluate such non-cash consideration) and the other terms and conditions of the offer. The Selling Stockholder shall notify Newco at least 5 days in advance of entering into a definitive agreement in connection with such offer if the Stockholders other than the Selling Stockholder will be required to sign any agreement containing representations, warranties and indemnities and will provide in advance to one counsel acting for the Stockholders other than the Selling Stockholder subject to the Drag-Along Notice (which counsel shall be other than counsel for the Selling Stockholder) a copy of the representations, warranties and indemnities proposed to be made by such Stockholders. In any such agreement such Stockholders will be required to make the same representations, warranties and indemnities as the Selling Stockholder so long as they are made severally and not jointly with respect to such Stockholders' Shares only and only concerning such Stockholders' ownership rights in such Shares. Newco shall pay the fees and expenses of counsel for the Stockholders (other than the Selling Stockholder) as well as counsel for the Selling Stockholder in connection with any transactions referred to in this Clause 17.5. If the Transfer referred to in the Drag-Along Notice is not consummated within 120 days from the date of the Drag-Along Notice and the Selling Stockholder still desires to Transfer its Shares, then it must again comply first with the provisions of Clause 17.3 and then with the provisions of Clause 17.4 and this Clause 17.5 as if the Notice of Intention, Co-Sale Notice and Drag-Along Notice had not been previously delivered.

         17.6 Notwithstanding the foregoing, this Clause 17 shall not apply to any sale of Common Stock pursuant to an effective registration statement under the Securities Act in a bona fide public offering.


                                    CLAUSE 18

                    MATTERS REQUIRING PARTICIPANTS' APPROVAL

18.1 In consideration of Athersys and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Newco shall not, without the prior approval of the EIS Director and at least one (1) Athersys Director:

         18.1.1. make a material Newco determination outside the ordinary course of business, including, among other things, acquisitions or dispositions of intellectual property and licenses or sublicenses, material changes in the Business; entry into joint ventures and similar arrangements as they relate to the Licensed Technologies; and changes to the Business Plan as they relate to the Licensed Technologies;

         18.1.2. issue any unissued Shares or Common Stock Equivalents or create or issue any new shares (including a split of the Shares) or Common Stock Equivalents, except as expressly permitted by the Newco Memorandum of Association and Bye-Laws;

         18.1.3. alter any rights attaching to any class of shares in the capital of Newco or alter the Newco Memorandum of Association and Bye-Laws;

         18.1.4. consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

         18.1.5.  dispose of all or substantially all of the assets of Newco;

         18.1.6. do or permit or suffer to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

         18.1.7. enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

         18.1.8. sub-license any of the Elan Intellectual Property, the Athersys Intellectual Property, or the Newco Intellectual Property;

         18.1.9. amend or vary the terms of the Athersys License Agreement or the Elan License Agreement;

         18.1.10. permit a Person other than Newco to own a regulatory approval relating to the Product(s);

         18.1.11. amend or vary the Business Plan or the Newco budget; 18.1.12. alter the number of Directors; and

         18.1.13. determine whether any Shares of Newco will be registered for public trading with any governmental authority for public trading in any securities market.


                                    CLAUSE 19

                                    DISPUTES

19.1 During the Term of this Agreement, should any dispute or difference arise amongst the members of the Management Committee, or between Elan and Athersys, or between Elan or Athersys and Newco, the appropriate representatives of the applicable Parties shall use good faith efforts to resolve such dispute or difference promptly and to the mutual satisfaction of the affected Parties. If with respect to any such dispute or difference (but excluding from the remaining provisions of this Clause 19 any dispute or difference relating to (i) the interpretation or enforcement of any provision of this Agreement or the License Agreements, (ii) the interpretation or application of law, or
         (iii) the ownership of any intellectual property, which disputes or differences shall be resolved, if at all, by arbitration pursuant to Clause 24.7), such representatives cannot reach a resolution to such dispute or difference within a reasonable period, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to the chief executive officer of Athersys and the President of Elan Pharmaceutical Technologies.

19.2 In any event of a notice being served in accordance with Clause 19.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the chief executive officer of each Participant a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the chief executive officers of the Participants who shall endeavor using good faith diligent efforts to resolve the dispute. If the chief executive officers of the Participants agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

19.3 The chief executive officers of the Participants shall, if they are unable to resolve a dispute or difference when it is referred to them under Clause 19.1, within sixty (60) days of such referral, refer the matter to an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs) jointly selected by the chief executive officers of the Participants (the "EXPERT"). In the event the chief executive officers of the Participants cannot agree upon the designation of the Expert, the Participants shall request the American Arbitration Association ("AAA"), sitting in the City of New York to select the Expert. In each case, the Expert shall be selected having regard to his suitability to determine the particular dispute or difference on which the Expert is being requested to determine. Unless otherwise agreed between the chief executive officers, the following rules shall apply to the appointment of the Expert. The fees of the AAA and the Expert shall be shared equally by the Participants. The Expert shall be entitled to inspect and examine all documentation and any other material which the Expert may consider to be relevant to the dispute. The Expert shall afford each Party a reasonable opportunity (in writing or orally) of stating reasons in support of such contentions as each Party may wish to make relative to the matters under consideration. The Expert shall give notice in writing of his determination to the Parties within such time as may be stipulated in his terms of appointment or in the absence of such stipulation as soon as practicable but in any event within four weeks from the reference of the dispute or difference to him.

19.4 Any determination by the Expert of a dispute or difference shall not be final and binding on the Parties.

                                    CLAUSE 20

                                   TERMINATION

20.1     This Agreement shall govern the operation and existence of Newco until
         (i) terminated by written agreement of all Parties hereto or (ii) otherwise terminated in accordance with this Clause 20.

20.2 For the purpose of this Clause 20, a "RELEVANT EVENT" is committed or suffered by a Party if:

         20.2.1 such Party commits a material breach of its obligations under this Agreement and fails to cure or remedy such breach within 60 days of being specifically required in writing to do so by the other Party; provided, that if the breaching Party has proposed a course of action to remedy or cure the breach and is acting in good faith to rectify or cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified so long as such breaching Party continues to exert good faith efforts to recitify or cure the breach; or

         20.2.2 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld);

         20.2.3 upon appointment, as to such Party, of a liquidator, receiver, administrator, examiner, trustee or similar officer with authority or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland; or

         20.2.4 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed by a Party, and is not discharged within 60 days, or all or substantially all the assets and/or the business of a Party are for any reason seized, confiscated or condemned.

20.3 If either Participant commits a Relevant Event, the other Stockholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice, so long as such termination notice is provided within 180 days of the date of such Relevant Event.

         If this Agreement is terminated pursuant to this Clause 20.3, the License Agreements shall automatically terminate.

20.4 In the event of a termination of the Elan License Agreement and/or the Athersys License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated and if so, which provisions should survive termination.

20.5     The provisions of Clauses 1, 3, 5.1, 9, 10, 11, 12, 17, 20.5, 22, 23,
         and 24 shall survive the termination of this Agreement under this Clause 20 or by mutual consent pursuant to Clause 20.1 in accordance with their terms; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement under this Clause 20 or by mutual consent.

20.6 Should the Parties determine to terminate this Agreement in its entirety then in such case the Parties hereto will ensure that Newco shall be wound up in accordance with the provisions of the Bermuda Companies Act of 1981.


                                    CLAUSE 21

                                  SHARE RIGHTS

21.1 The Stockholders agree that the Common Stock and the Preferred Stock shall be separate classes of shares and shall carry the respective rights and be subject to the restrictions on the transfer and distribution of assets provided in the Newco Memorandum of Association and Bye-laws and as set forth in this Agreement.

21.2. Except as otherwise provided in the Bermuda Companies Act of 1981 and in the Newco Memorandum of Association and Bye-Laws, the Participants agree that for a period of two years from the Closing, the Preferred Stock issued to EIS shall not carry voting rights in Newco.


                                    CLAUSE 22

                                 CONFIDENTIALITY

22.1 The Parties and/or Newco acknowledge and agree that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Field, the Products, present or future products, the Newco Intellectual Property, the Elan Intellectual Property or the Athersys Intellectual Property, as the case may be, methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "CONFIDENTIAL INFORMATION").

22.2 Any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Agreement, and for no other purpose. Confidential Information shall not include:

         22.2.1   information that is generally available to the public;

         22.2.2   information that is made public by the disclosing Party;

         22.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's records, without the aid, application or use of the disclosing Party's Confidential Information;

         22.2.4 information that is published or otherwise becomes part of the public domain without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

         22.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis; or

         22.2.6 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its records, provided such information was not previously provided to the receiving party from a source which was under an obligation to keep such information confidential; or

         22.2.7 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

22.3 Further, a receiving Party may disclose the Confidential Information of the other Party to the extent it is required to disclose such information pursuant to:

         (i)      a valid order of a court or other governmental body; or

         (ii)     any other requirement of law;

         provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required

22.4 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own Confidential Information. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party. Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

22.5 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or granting a permitted sub-license or otherwise exercising its rights hereunder; provided, that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality agreement, such Party shall inform the third party recipient of the terms and provisions of this Agreement and their duties hereunder and shall obtain their consent hereto as a condition of releasing to the third party recipient the Confidential Information.

22.6 Any breach of this Clause 22 by any employee, representative or agent of a Party is considered a breach by the Party itself.

22.7 The provisions relating to confidentiality in this Clause 22 shall remain in effect during the Term and for a period of seven years following the termination of this Agreement.

22.8 The Parties agree that the obligations of this Clause 22 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 22, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.


                                    CLAUSE 23

                                      COSTS

23.1 Each Stockholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the Transaction Documents. For the avoidance of doubt, Newco shall not bear any of the costs and expenses incurred in the negotiation and preparation of the Transaction Documents.

23.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Newco, shall be borne by Newco.


                                    CLAUSE 24

                                     GENERAL

24.1     FURTHER ASSURANCE:

         At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

24.2     NO REPRESENTATION:

         Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

24.3     FORCE MAJEURE:

         No Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority; provided that the Party whose performance is delayed or prevented continues to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

24.4     RELATIONSHIP OF THE PARTIES:

         Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and Athersys as partners, or Elan/EIS as an employee or agent of Athersys, or Athersys as an employee or agent of Elan/EIS.

         No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third Party.

24.5     COUNTERPARTS:

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

24.6     NOTICES:

         Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

         Elan/EIS at:

         Elan Corporation, plc
         C/o Elan International Services, Ltd.
         102 St. James Court
         Flatts, Smiths FL04
         Bermuda
         Attention:        President
         Telephone:        441-292-9169
         Fax:              441-292-2224
         and

         Elan International Services, Ltd.
         102 St. James Court
         Flatts, Smiths FL04
         Bermuda
         Attention:        President
         Telephone:        441-292-9169
         Fax:              441-292-2224

         with a copy to:

         Brock Silverstein LLC
         800 Third Avenue, 21st Floor
         New York, NY 10022  United States of America
         Attention:  David Robbins, Esq.
         Telephone         212-371-2000
         Fax:              212-371-5500

         Athersys at:

         11000 Cedar Avenue
         Cleveland, Ohio 44106
         Attention:        President and Chief Executive Officer
         Telephone:        (216) 231-9911
         Fax:              (216) 231-0905

         with a copy to:

         Cooley Godward LLP
         Five Palo Alto Square
         3000 El Camino Real
         Palo Alto, CA  94306-2155
         Attention:        Barclay James Kamb, Esq.
         Telephone:        (650) 843-5000
         Fax:              (650) 857-0663

         and to:

         Jones, Day, Reavis & Pogue
         901 Lakeside Avenue
         Cleveland, OH  44114
         Attention:        Christopher M. Kelley, Esq.
         Telephone:        (216) 586-1238
         Fax:              (216) 579-0212

         Newco at:

         102 St. James Court
         Clarendon House
         Church St.
         Hamilton, Bermuda

         Attention:        Secretary
         Telephone:        441-295-1422
         Fax:              441-292-4720

         with a copy to:

         Mello, Hollis, Jones & Martin
         Reid House
         31 Church Street
         Hamilton Bermuda
         HM12
         Attention: Wendell Hollis
         Facsimile: (441) 292-9151

         or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

         Any notice sent by mail shall be deemed to have been delivered within three Business Days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt. Notices of change of address shall be effective upon receipt. Notices by telecopy shall also be sent by another method permitted hereunder.

24.7     GOVERNING LAW; ARBITRATION

24.7.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws provisions or principles.

24.7.2 In the event there is a dispute and the Parties after good faith negotiation between their respective executives in accordance with Clause 19 do not reach a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation.

24.7.3 Any dispute or difference under this Agreement or the License Agreements which is not settled by mutual consent which relates to (i) the interpretation or enforcement of any provision of this Agreement or the License Agreements, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the AAA by three arbitrators appointed in accordance with said rules. Such arbitrators shall be reasonably satisfactory to each of the Parties; provided, that if the Parties are unable to agree upon the identity of such arbitrators within 15 days of demand by a Party, then any Party shall have the right to request the AAA to appoint the arbitrator.

         The arbitration shall be held in New York, New York.

         The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.

         Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

         The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration, except that the Arbitrators may decide to establish a sharing of such costs between the parties that is other than equal.

         In rendering judgment, the arbitrators may not provide for punitive or similar exemplary damages.

         A disputed performance or suspended performances pending the resolution of the arbitration must be completed within 30 days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

         Any arbitration under this Agreement shall be completed within one year from the filing of notice of a request for such arbitration.

         The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party.

         The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator. Application may be made to any court having jurisdiction over the Party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

24.8     SEVERABILITY:

         If any provision in this Agreement is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

24.9     AMENDMENTS:

         No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

24.10    WAIVER:

         No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

24.11    ASSIGNMENT:

         None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

         24.11.1 Elan, EIS and/or Athersys shall have the right to assign their rights and obligations hereunder to their respective Affiliates, provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

         24.11.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to a Permitted Transferee.

         24.11.3 Athersys shall be entitled to assign this Agreement to its successor in interest pursuant to acquisition, merger, consolidation or purchase of all or substantially all of the assets of Athersys. For the avoidance of doubt, nothing in this Clause 24.11.3 shall prejudice Elan's rights under the Elan License Agreement, including Elan's right to terminate the Elan License Agreement in accordance with Clause 9.4 thereof.

         24.11.4 Elan shall be entitled to assign this Agreement to its successor in interest pursuant to acquisition, merger, consolidation or purchase of all or substantially all of the assets of Elan.

24.12    WHOLE AGREEMENT/NO EFFECT ON OTHER AGREEMENTS:

         This Agreement (including the Schedules attached hereto) the Transaction Documents and the Confidentiality Agreement (as defined in the Stock Purchase Agreement) set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Transaction Documents.

         In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Newco Memorandum of Association and Bye-Laws, the terms of this Agreement shall prevail except with respect to Clause 21 in which case the Newco Memorandum of Association and Bye-Laws shall prevail.

         No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provide otherwise.

24.13    SUCCESSORS:

         This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

                  IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the day first set forth above.

                                             SIGNED


                                             BY: /s/ Kevin Insley
                                             ---------------------------------
                                             for and on behalf of
                                             ELAN CORPORATION, PLC


in the presence of: /s/ Kim Burgess
                    ---------------


                                             SIGNED


                                             BY: /s/ Kevin Insley
                                             ---------------------------------
                                             for and on behalf of
                                             ELAN INTERNATIONAL SERVICES, LTD.


in the presence of: /s/ Kim Burgess
                    ---------------


                                             SIGNED


                                             BY: /s/ Kevin Insley
                                             ---------------------------------
                                             for and on behalf of
                                             ELAN PHARMA INTERNATIONAL LIMITED


in the presence of: /s/ Kim Burgess
                    ---------------

                                             SIGNED

                                             BY: /s/ Gil Van Bokkelen
                                                -----------------------

                                             for and on behalf of
                                             ATHERSYS, INC.
in the presence of: /s/ James J. Kovach
                   --------------------

                                             SIGNED

                                             BY: /s/ I. S. Outerbridge
                                                -----------------------

                                             for and on behalf of
                                             ATHERSYS NEWCO LTD.
in the presence of:____________________